SIFCO Industries, Inc. (“SIFCO”) Announces
Third Quarter Fiscal 2020 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its third quarter of fiscal 2020, which ended June 30, 2020.

Third Quarter Results

•	Net sales in the third quarter of fiscal 2020 increased 11.7% to $27.8 million, compared with $24.9 million for the same period in fiscal 2019.

•	Net income for the third quarter of fiscal 2020 was $2.3 million, or $0.39 per diluted share, compared with net loss of $7.4 million, or $(1.32) per diluted share, in the third quarter of fiscal 2019.

•	EBITDA was $4.3 million in the third quarter of fiscal 2020, compared with $(5.6) million in the third quarter of fiscal 2019.

•	Adjusted EBITDA in the third quarter of fiscal 2020 was $2.8 million, compared with Adjusted EBITDA of $(0.5) million in the third quarter of fiscal 2019.

Year to Date Results

•	Net sales in the first nine months of fiscal 2020 increased 3.9% to $84.5 million, compared with $81.3 million for the same period in fiscal 2019.

•
Net income in the first nine months of fiscal 2020 was $4.2 million, or $0.72 per diluted share, compared with net loss of $9.9 million, or $(1.78) per diluted share in the first nine months of fiscal 2019.

•	EBITDA was $10.3 million in the first nine months of fiscal 2020, compared with EBITDA of $(4.2) million in the first nine months of fiscal 2019.

•	Adjusted EBITDA in the first nine months of fiscal 2020 was $8.0 million, compared with Adjusted EBITDA of $(0.2) million in the first nine months of fiscal 2019.

Net income, EBITDA and Adjusted EBITDA results for the third quarter and nine months ended June 30, 2020 include higher margins due to productivity improvements as well as insurance recoveries in connection with a fire at the Company's facility in Orange, California.

Other Highlights

CEO Peter W. Knapper stated, “The SIFCO team continued to focus on safe work practices to isolate and prevent exposure to COVID-19. These efforts have enabled us to continue to serve our customers during an unprecedented interruption in economic activity. We are proactively implementing cost and working capital controls so that we can respond to these uncertain market conditions.
The restoration of our Orange, California facility remains on schedule to complete in the fourth quarter. We continued to strive to support our customers' schedules as we made significant progress in completing the restoration at our Orange facility. With the completion of the rebuild, we will be positioned well with growth capacity available at all sites to meet both existing customer needs as well as respond as our served markets rebound from the pandemic.”

Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, concerns with or threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including COVID-19, competition and other uncertainties the Company, its customers, and the industry in which they operate have experienced and continue to experience, detailed from time to time in the Company’s Securities and Exchange Commission filings. For a discussion of such risk factors and uncertainties, see Item 1A, "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and other reports file by the Company with the Securities & Exchange Commission.

The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and Annual Report on Form 10-K for the year ended September 30, 2019 and other reports filed with the Securities & Exchange Commission can be accessed through the Company's website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Third Quarter ended June 30,
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net sales	$27,777	$24,873	$84,521	$81,331
Cost of goods sold	23,628	23,486	70,771	75,119
Gross profit	4,149	1,387	13,750	6,212
Selling, general and administrative expenses	2,864	3,481	10,393	11,375
Goodwill impairment	—	8,294	—	8,294
Amortization of intangible assets	408	411	1,224	1,239
Loss (gain) on disposal or impairment of operating assets	55	—	98	(282)
Gain on insurance proceeds received	(1,683)	(3,304)	(2,683)	(4,468)
Operating income (loss)	2,505	(7,495)	4,718	(9,946)
Interest income	—	(1)	—	(3)
Interest expense	183	230	697	838
Foreign currency exchange gain (loss), net	12	(3)	12	(4)
Other loss (income), net	27	(15)	(58)	(50)
Income (loss) before income tax (benefit) expense	2,283	(7,706)	4,067	(10,727)
Income tax (benefit) expense	33	(336)	(101)	(816)
Net income (loss)	$2,250	$(7,370)	$4,168	$(9,911)

Net income (loss) per share
Basic	$0.40	$(1.32)	$0.74	$(1.78)
Diluted	$0.39	$(1.32)	$0.72	$(1.78)

Weighted-average number of common shares (basic)	5,676	5,571	5,656	5,556
Weighted-average number of common shares (diluted)	5,807	5,571	5,768	5,556

Non-GAAP Financial Measures

Presented below is certain financial information based on the Company's EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from continuing operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because management believes that they are useful indicators for evaluating operating performance and liquidity, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company's results of operations as reported in accordance with GAAP. Some of these limitations include:

•	Neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest payments on indebtedness;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;

•	The omission of the substantial amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and

•	Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating income (loss), to measure operating performance. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net loss or cash flow from operations determined in accordance with GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA:

Dollars in thousands	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$2,250	$(7,370)	$4,168	$(9,911)
Adjustments:
Depreciation and amortization expense	1,845	1,896	5,576	5,735
Interest expense, net	183	229	697	835
Income tax (benefit)	33	(336)	(101)	(816)
EBITDA	4,311	(5,581)	10,340	(4,157)
Adjustments:
Foreign currency exchange loss (gain), net (1)	12	(3)	12	(4)
Other income, net (2)	27	(15)	(58)	(50)
Loss (gain) on disposal and impairment of assets (3)	55	—	98	(282)
Gain on insurance proceeds received (4)	(1,683)	(3,304)	(2,683)	(4,468)
Equity compensation (5)	37	(59)	262	367
LIFO impact (6)	(5)	154	(16)	98
Goodwill impairment (7)	—	8,294	—	8,294
Adjusted EBITDA	$2,754	$(514)	$7,955	$(202)

(1)	Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.

(2)	Represents miscellaneous non-operating income or expense, such as pension costs or grant income.

(3)	Represents the difference between the proceeds from the sale of operating equipment and the carrying values shown on the Company’s books or asset impairment of long-lived assets.

(4)
Represents the difference between the insurance proceeds received for the damaged property and the carrying values shown on the Company's books for the assets that were damaged in the fire at the Orange location.

(5)
Represents the equity-based compensation expense recognized by the Company under its 2016 Long-Term Incentive Plan (as the amendment and restatement of, and successor to, the 2007 Long-Term Incentive Plan) due to granting of awards, awards not vesting and/or forfeitures.

(6)	Represents the change in the reserve for inventories for which cost is determined using the last-in, first-out (“LIFO”) method.

(7)	Represents non-cash charge of goodwill impairment experienced at its reporting unit level.

Reference to the above activities can found in the consolidated financial statements included in Item 8 of the Company's Annual Report on Form 10-K.

Contacts
SIFCO Industries, Inc.
Thomas R. Kubera, 216-881-8600
www.sifco.com